Exhibit 10.1

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

Date: 05/30/2025

Ningbo Lotus Venture Capital Co., Ltd.

and

Zhejiang Geely Powertrain Co., Ltd.

on

Equity Transfer Agreement

concerning

Wuxi InfiMotion Technology Co., Ltd.

Table of Contents

1	Interpretation	2

2	Equity Transfer and Consideration	5

3	Preconditions	5

4	Closing	6

5	Commitment and Arrangement during the Transition Period	6

6	Representations and Warranties	7

7	Undertakings	8

8	Liability for Breach	8

9	Confidentiality	8

10	Assignment	9

11	Governing Law and Dispute Resolution	9

12	Notices	10

13	Miscellaneous	10

Appendix I	15

Appendix II	16

The Equity Transfer Agreement (hereinafter referred to as the ‘Agreement’) is entered into on DD/MM/2025 between:

(1)	Ningbo Lotus Venture Capital Co., Ltd., a company incorporated and existing under the laws of People’s Republic of China (registered number 91460000MA7F0GAC91) whose registered office is at Apartment A703, Building 12, No. 68 Yuhai East Road, Qianwan New District, Ningbo, Zhejiang Province (‘Seller’); and

(2)	Zhejiang Geely Powertrain Co., Ltd., a company incorporated and existing under the laws of People’s Republic of China (registered number 91330201MABTTGU81Q) whose registered office is at No.918, Fourth Binhai Road, Hangzhou Bay New Area, Ningbo, Zhejiang Province (‘Buyer’).

WHEREAS:

(A)	Wuxi InfiMotion Technology Co., Ltd. (hereinafter referred to as the ‘Target Company’) is a company incorporated and existing under the laws of People’s Republic of China that engages in the development, manufacturing and sales of electric drive units and components. Details of the Target Company can be found in Appendix 1.

(B)	As of the date of this Agreement and the Closing Date, the Seller owns 17.5% equity interest of registered capital in the Target Company, corresponding to a paid-in capital of RMB 12.25 million (‘Transferred Shares’).

(C)	Subject to the terms and conditions of this Agreement, the Seller intends to sell and transfer to the Buyer, and the Buyer intends to purchase from the Seller, the Transferred Shares (hereinafter referred to as the ‘Equity Transfer’).

All parties agree as follows:

1	Interpretation

1.1	Unless otherwise specified or the context otherwise requires, the following expressions in boldface in this Agreement shall have the meanings set forth below:

“Agreement” shall have the meaning set forth in the Preamble;

“Business Day” refers to any working day of commercial banks of China and Hong Kong Special Administrative Region (other than a Saturday, Sunday and public holiday in China and Hong Kong);

“Closing” means the completion of Equity Transfer in accordance with Article 4;

“Closing Date” refers to the second (2) business day after all the preconditions as set in Article 3.1 are fulfilled or waived;

“Interest Burden” means any claim, charge, mortgage, guarantee, lien, option, equity interest, right of sales, pledge, right of retention (property right), right of pre-emption, right of first refusal, other third-party right or security interest of any nature;

“Material Adverse Event” refers to changes that may result in significantly negative impacts on the operations, prospects, financial condition, shareholders’ equity or business performance of the Target Company, which is severe enough to cause a loss in excess of 50 million RMB to the Target Company;

“Parties” refer to the two parties involved in this Agreement, while “Party” refers to any of them;

“PRC” means the People’s Republic of China. For the purposes of this Agreement, it shall exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Hong Kong Stock Exchange” refers to the Hong Kong Exchanges and Clearing Limited;

“Listed Company” refers to Geely Automobile Holdings Limited, the indirect controlling shareholder of the Buyer, whose shares are open for trading on the Hong Kong Stock Exchange (stock code 175);

“RMB” means Renminbi, the lawful currency of the PRC;

“Market Supervision Bureau” means the supervisory and administrative authority to which the Target Company is registered and issues business license to the latter;

“Tax” means taxes of all forms levied on all people, whether direct or indirect, whether charged on income, profit, revenue, net wealth, assets, business turnover and added value or for any other reasons, whether statutory or in the form of custom duties, donations, rents or charges imposed by any national, provincial, local or municipal government (including but not limited to contributions to the Social Security Fund and any other taxes related to payrolls), regardless of when and where such payment is levied (whether withholding amount or deductions made on the basis of taxation or other factors), and any penalties, fees, costs and interests attached thereto;

“Transaction Document” means any or all documents, agreements, contracts or other documents signed in relation to the Equity Transfer, including but not limited to this Agreement and amended terms.

“Listing Rules” means the rules governing listed companies on Hong Kong Stock Exchange.

“Warranty” refers to statements, guarantees and/or undertakings made by the Seller under this Agreement.

“Assessment Report” means the assessment report issued by a third-party evaluation provider on the basis of January 31st 2025 as the base date.

“Transition Period” means the period from the effective date of this Agreement to the date of Equity Transfer.

“Management Accounts” refers to the unaudited balance sheet, P&L statement and financial report of the Target Company as of the date of January 31st 2025.

1.2	Unless the context otherwise requires, the following rules shall apply in respect of interpretation therein:

1.2.1	A reference herein to Chinese laws shall include all laws, regulations, rules and normative documents publicized by the PRC State Council, as well as any substitutional, amendment or subordinating laws to the aforementioned documents made from time to time;

1.2.2	Any reference herein to a contract or document shall include any amendment, update, supplement or replacement thereof from time to time;

1.2.3	Any reference herein to an Article or Appendix shall be to an article or appendix of this Agreement;

1.2.4	A reference herein to a person shall include body corporate, unincorporated association or other entities;

1.2.5	The headings herein are for reference purposes only and do not affect the meaning or interpretation of any provision in this Agreement hereof.

2	Equity Transfer and Consideration

2.1	Subject to the terms and conditions of this Agreement, the Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller, the Transferred Shares, free of any encumbrances, and all rights attached or arising out of thereto and after.

2.2	All parties agree that the total consideration of the Transferred Shares to be sold shall be RMB 420,000,000.

3	Preconditions

3.1	Closing shall be conditional upon the following conditions being met or waived:

3.1.1	The Buyer is satisfied with the due diligence results of the Target Company;

3.1.2	The Shareholders' meeting or Board meeting of the Listed Company has approved this Agreement and the transactions hereunder in accordance with the requirements of the Listing Rules, while such approvals remain in force;

3.1.3	The current shareholders of the Target Company have signed a resolution of the Shareholders' meeting confirming to waive the rights of pre-emption to the transactions hereunder;

3.1.4	All governmental and third-party approvals, consents, filings and waivers (if any) required for transactions hereunder have been obtained, including but not limited to filing an application with the Registration Authority for updating the registration record of the Target Company to reflect the Equity Transfer under this Agreement;

3.1.5	All information must be true, accurate and free from any misleading claims in all respects; the Seller shall have fully performed all of its obligations under this Agreement at or prior to the Closing;

3.1.6	No matter has arisen which would have a material adverse effect on the Equity Transfer or the continuous operations, business or financial affairs of the Target Company; no statute, regulation, legal process or administrative order has been enacted, effectuated, enforced or issued that is related to the Target Company and remains effective at the Closing Date, or that is pending and is reasonably expected to or may prohibit or restrict the conduct or completion of the transactions under this Agreement; and

3.1.7	No material adverse event has occurred to the Target Company from the date of this Agreement until the Closing Date.

3.2	The Seller undertakes to try its best to assist the Buyer and its appointed representatives in carrying out due diligence investigation towards the Target Company and promptly disclose to the Buyer any and all necessary information regarding the satisfaction of the preconditions thereto of which the Target Company or the Seller is aware (whether such preconditions are satisfied at, prior to or after the signature of this Agreement).

3.3	If any of the preconditions set out in Article 3.1 were not satisfied or waived in accordance with the provisions of this Agreement within ninety (90) days from the date of signature (or at a later date as agreed in writing by both parties) , either party may terminate this Agreement upon written notice to the other party. Should this Agreement be terminated, neither party shall make any claim against the other party or hold the other party accountable for any responsibility. Upon such termination, all rights, responsibilities and obligations under this Agreement shall cease to be effective now and thereafter, except for any prior breach.

4	Closing

4.1	The Closing shall take place upon satisfaction of the preconditions or written waiver by the Buyer (Articles 3.1.2 and 3.1.4 cannot be waived);

4.2	Once the Seller performs its obligations under Article 4.1, the Buyer shall pay the consideration for the Equity Transfer as set in Article 2.2 within thirty (30) business days; the Buyer shall make payment with its cash reserves.

5	Commitment and Arrangement during the Transition Period

During the transition period, the Seller shall procure that the Target Company shall not engage in any business that could have material adverse impacts on the latter without obtaining prior consent by the Buyer or as expressly provided in this Agreement.

6	Representations and Warranties

6.1	The Seller hereby makes the following representations and warranties to the Buyer, which shall be made on a repeated basis every day from the date of this Agreement to the Closing Date:

6.1.1	The Seller has all the power and rights to enter into and perform the obligations under this Agreement;

6.1.2	Details of the Company as set in Appendix 1 are true, accurate and complete. The content of the Warranty as set in Appendix 2 are true, accurate and complete in all respects;

6.1.3	The signature, closing and performance of this Agreement shall not contravene, conflict with, or result in a violation of 1) any articles of association, 2) any provision of any contract, trust, mortgage or any other agreement or document to which the Seller is a party or which is binding upon the Seller and its properties, or 3) any laws, regulations, rules, orders, authorizations or decrees applicable to the Target Company or any and all of its properties;

6.1.4	The Seller has not entered into and will not enter into, on or after the date of this Agreement, any agreement concerning the Transferred Shares to be sold which is inconsistent with this Agreement or which would prevent it from performing its obligations hereunder; and

6.1.5	The Seller is not aware of any adverse facts or information that could have a material impact on the Buyer's decision to purchase the Transferred Shares.

6.2	Representations and Warranties by the Buyer to the Seller:

6.2.1	Subject to the satisfaction of Section 3.1.2, the Buyer has full power and authority to execute this Agreement and perform its obligations hereunder as of the execution date of this Agreement;

6.2.2	Subject to the satisfaction of Section 3.1.2, the execution and performance of this Agreement constitute legally binding and enforceable obligations on the Buyer in accordance with its terms；

6.2.3	The execution of this Agreement and compliance with its terms do not conflict with or result in a breach of any provision of its organizational documents or any agreement, trust, mortgage, or other instrument to which it is a party or by which it or its property is bound, nor violate any applicable laws, regulations, judgments, orders, authorizations, or rulings.

6.3	The Buyer’s execution of this Agreement is made in reliance on the representations and warranties given by the Seller.

7	Undertakings

7.1	The Seller hereby undertakes to the Buyer:

7.1.1	To bear and timely pay in full all taxes (including but not limited to income tax) arising from the transactions under this Agreement as required by applicable laws, whether such taxes are incurred before or after the Closing.

7.1.2	To undertake all necessary or appropriate actions and execute all necessary or appropriate contracts and documents (including those specified in Section 4.1) to ensure the satisfaction of the Conditions Precedent as soon as practicable and to give effect to the terms of this Agreement and the transactions contemplated herein.

7.2	The Buyer hereby undertakes to the Seller:

To undertake all necessary or appropriate actions and execute all necessary or appropriate contracts and documents (including the waiver letter under Section 4.1, if applicable) to ensure the satisfaction of the Conditions Precedent as soon as practicable and to give effect to the terms of this Agreement and the transactions contemplated herein.

8	Liability for Breach

If either party breaches this Agreement or the Seller breaches its representations and warranties, the breaching party shall indemnify the non-breaching party for any reasonably foreseeable losses, damages, costs, expenses, liabilities, or claims suffered thereby, without prejudice to the non-breaching party’s rights under other provisions of this Agreement.

9	Confidentiality

9.1	Both parties agree to keep the contents of this Agreement confidential. All notices to third parties and other disclosures or publicity related to the matters contemplated herein shall be jointly planned and coordinated by both parties (except for disclosures required by regulatory or governmental authorities in China or Hong Kong, the Hong Kong Stock Exchange, or professional advisors). Neither party shall unilaterally disclose any such information or issue any publicity without the prior written consent of the other party. Each party agrees to cooperate with the other in complying with all applicable laws.

10	Assignment

10.1	No party may assign any benefits under this Agreement without the prior written consent of the other party.

11	Governing Law and Dispute Resolution

11.1	This Agreement shall be governed by and construed in accordance with the laws of China.

11.2	The parties shall endeavor to resolve any disputes arising from or related to this Agreement through amicable negotiations. If the dispute cannot be resolved within sixty (60) business days after one party notifies the other of the existence of such dispute, the dispute (including any dispute regarding the validity or existence of this Agreement) shall be submitted to the Shanghai Sub-Commission of the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in Shanghai, conducted in Chinese and governed by the laws of China (excluding Hong Kong, Macau, and Taiwan).

11.3	The parties shall jointly appoint one arbitrator. If the parties fail to agree on the arbitrator within twenty (20) business days after the dispute is submitted for arbitration, each party shall appoint one arbitrator. The third arbitrator (presiding arbitrator) shall be jointly appointed by the two arbitrators selected by the parties. The parties agree that the third arbitrator shall not be a national of either party’s country. If the third arbitrator is not appointed within twenty (20) business days after the later appointment of the two arbitrators, CIETAC shall appoint the third arbitrator.

11.4	The arbitral award shall be final and binding on both parties and enforceable in accordance with its terms.

11.5	The arbitral award may be enforced by registering it as a judgment in any court with jurisdiction or by applying to such court for assistance in enforcement (as applicable). All arbitration costs shall be borne by the losing party or as determined by the arbitral tribunal. If a party initiates legal proceedings to enforce the arbitral award, the breaching party shall bear all reasonable costs, expenses, and attorney fees (including any additional litigation or arbitration costs incurred by the enforcing party).

11.6	During the dispute resolution process, the parties shall continue to perform this Agreement in full except for the matters in dispute.

12	Notices

12.1	All notices, requests, or other communications under this Agreement shall be in writing and delivered or sent to the following addresses or email addresses of the relevant party (or such other address as the recipient may notify the other party in writing at least seven (7) days in advance). The following addresses, telephone numbers, and email addresses may serve as legal/judicial service addresses, and service by judicial or arbitral authorities to such addresses shall be deemed valid service.

If to the Seller, to:

Attention: Xu Yuelong
Address: Building D2, Huazhong Zhongjiao City, Hanyang District, Wuhan, Hubei
Tel: [REDACTED]
Email: [REDACTED]

If to the Buyer, to:

Attention: Mao Xiaoli
Address: Geely Building, No. 1760 Jiangling Road, Binjiang District, Hangzhou, Zhejiang
Tel: [REDACTED]
Email: [REDACTED]

12.2	For any notice, request, or communication sent or delivered under Section 12.1: (i) if delivered by courier or hand, it shall be deemed served upon delivery to the relevant address; (ii) if sent by email, it shall be deemed served upon transmission, as evidenced by a successful delivery report.

13	Miscellaneous

13.1	Taxes, Costs, and Expenses

Each party shall bear all taxes, costs, and expenses arising from the transactions under this Agreement in accordance with applicable laws. Each party shall bear its own costs and expenses related to the preparation, negotiation, execution, and completion of this Agreement.

13.2	Entire Agreement

This Agreement and all agreements and/or documents referenced or expressly incorporated herein constitute the entire agreement between the parties regarding the subject matter hereof and supersede all prior oral or written agreements, contracts, understandings, and correspondence between the parties concerning such subject matter.

13.3	Severability

If any provision of this Agreement is held invalid or unenforceable, such provision (to the extent of its invalidity or unenforceability) shall not be implemented and shall be deemed excluded from this Agreement, without invalidating the remaining provisions. The parties shall use reasonable efforts to replace such invalid or unenforceable provision with a valid and enforceable one that achieves, to the greatest extent possible, the original intent of the invalid or unenforceable provision.

13.4	Waiver

13.4.1	No failure or delay by either party in exercising any right or remedy under this Agreement shall impair such right or remedy or be construed as a waiver or modification thereof, nor preclude its exercise at any subsequent time. A single or partial exercise of any right or remedy shall not preclude any further or other exercise thereof or the exercise of any other right or remedy.

13.4.2	The rights and remedies of each party under or pursuant to this Agreement are cumulative and may be exercised as deemed appropriate, in addition to any general statutory rights or remedies.

13.5	Effectiveness

This Agreement shall become effective upon execution by both parties and signing by their respective authorized representatives.

13.6	Amendments

Any amendment to this Agreement shall be made in writing and shall only take effect upon being stamped and signed by the authorized representatives of both parties.

13.7	Time of the Essence

Any time, date, or period specified in this Agreement may be extended by mutual agreement, but any originally stipulated or extended time, date, or period shall be of the essence.

13.8	Counterparts

This Agreement may be executed in five (5) counterparts. Each party shall sign its own counterpart, and each counterpart shall constitute an original, with all counterparts together forming one and the same legal instrument.

13.9	Language

This Agreement is written in Chinese. This Agreement is executed by the duly authorized representatives of the Seller and the Buyer on the date set forth on the first page hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Equity Transfer Agreement to be executed by its duly authorized representative as of the date first set forth above.

NINGBO LOTUS VENTURE CAPTIAL CO., LTD.

By:	/s/Qingfeng Feng
Qingfeng Feng

IN WITNESS WHEREOF, the parties hereto have executed this Equity Transfer Agreement to be executed by its duly authorized representative as of the date first set forth above.

ZHEJIANG GEELY POWERTRAIN CO., LTD.

By:	/s/ Ruiping Wang
Ruiping Wang

Appendix I

Target Company Information

Appendix II

Warranties

1.	Equity Interest to be Transferred

(1)	The Equity Interest to be Transferred represents 17.5% of the registered capital of the Target Company as of the Agreement Signing Date and Closing Date. The total capital contribution subscribed by the Seller is RMB 12.25 million, which has been fully paid up.
(2)	The Equity Interest to be Transferred is fully beneficially and legally owned by the Seller as of the Closing Date and at the time of transfer, free from any mortgage, pledge, lien, encumbrance, security interest, equity restriction, rights or claims of any nature.
(3)	The Buyer and/or its representative shall hold all rights pertaining to the Equity Interest to be Transferred as the beneficial owner from the Closing Date, including but not limited to all dividends, distributions and capital profits declared or distributed by the Target Company pursuant to its Articles of Association on or after the Closing Date.
(4)	The Seller is the sole beneficial owner of the Equity Interest to be Transferred and has full authority to dispose of the Equity Interest, including transferring complete legal and beneficial ownership to the Buyer.
(5)	There are no existing options, subscription rights, warrants, guarantees, security interests, or commitments that would require the Target Company to issue or allocate any form of corporate securities to any third party in relation to its registered capital.

2.	Target Company

(1)	The Target Company is a limited liability company duly incorporated, registered and validly existing under PRC laws.
(2)	The Target Company has obtained all necessary qualifications and licenses required for conducting its business operations.
(3)	Whether as plaintiff, defendant or otherwise, the Target Company is not involved in any material litigation, arbitration, administrative, criminal or other proceedings. There are no material pending, threatened or anticipated litigations, arbitrations or proceedings against the Target Company. To date, there are no material facts or circumstances that would give rise to any aforementioned proceedings or any claims against the Target Company's directors or employees for which the Target Company would bear legal liability.
(4)	The Target Company has duly paid all taxes in accordance with PRC laws and regulations, with no outstanding tax liabilities required by law.

(5)	The Target Company has made statutory social insurance contributions (including pension insurance, unemployment insurance, maternity and medical insurance, and housing provident fund) for its employees in compliance with applicable labor laws.
(6)	Management Accounts:

i.	Prepared in accordance with generally accepted accounting standards in China;
ii.	Present fairly and accurately the financial position and operating results of the Target Company as of the accounting date;
iii.	Except as disclosed, all assets reflected in the Management Accounts are free from encumbrances and under the Target Company's custody;
iv.	Comprehensive and accurate in all material respects, particularly regarding all debts existing as of the Agreement Date;
v.	No material unpaid taxes or contingent liabilities not recorded in the Management Accounts have been discovered.

(7)	The Target Company has not received material administrative penalties from government authorities, nor is it involved in any material administrative reconsideration or litigation proceedings.
(8)	The Target Company is not engaged in nor notified of any material litigation, arbitration, administrative or criminal proceedings ("Proceedings") that may result in material adverse effects.
(9)	There are no existing circumstances that have materially adversely affected the Target Company's ability to conduct its principal business in its current or proposed manner.